Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of February 28, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of February 28, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $437,309)	$438,958
Cash and cash equivalents	35,417
Other assets	19,652
Other liabilities	(96,952)
Net Asset Value	$397,075
Number of outstanding shares	38,405,587

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of February 28, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of February 28, 2026
Series I
Anchor I Shares	$755	73,617	$10.26
Anchor II Shares	$14,323	1,402,423	$10.21
Anchor II-B Shares	$1	110	$10.24
E Shares	$2,197	213,588	$10.29
Standard A Shares	$439	43,008	$10.22
Standard B Shares	$1	110	$10.21
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$115,537	11,173,521	$10.34
Anchor II Shares	$109,694	10,635,428	$10.31
Anchor III Shares	$104,283	10,061,481	$10.36
E Shares	$44,780	4,310,924	$10.39
Standard A Shares	$5,063	491,297	$10.31
V Shares	$1	40	$25.00

Total	$397,075	38,405,587